Exhibit 99.1

FOR IMMEDIATE RELEASE	FEBRUARY 6, 2008

MAIR HOLDINGS, INC. REPORTS FISCAL 2008 THIRD QUARTER RESULTS

Minneapolis/St. Paul – (February 6, 2008) – MAIR Holdings, Inc. (the “Company”) (NASDAQ: MAIR) today reported a net loss of $15.2 million, or $1.01 per diluted share, for the fiscal 2008 third quarter ended December 31, 2007, compared to a net loss of $1.1 million, or $0.05 per share, during the same quarter a year ago. The Company’s consolidated loss in the third quarter of fiscal 2008 was due primarily to $11.0 million in impairment charges and operating losses of $3.6 million at Big Sky.

The Company reported a consolidated net loss of $11.3 million, or $0.75 per basic and diluted share, for the nine months ended December 31, 2007, compared to a net loss of $6.2 million, or $0.30 per basic and diluted share, for the nine months ended December 31, 2006.

“As we reported in December, Big Sky’s eastern operations were not able to reach profitability due to a variety of factors, including weather-related challenges and escalating fuel costs,” said Paul F. Foley, MAIR’s president and chief executive officer. “As a result, Big Sky ceased its eastern operations on January 7, 2008, and it is currently seeking to transition its remaining western operations to another carrier. Concurrently, MAIR is working to realize the maximum value of all its assets, including assessing the most tax-efficient mechanism to return cash to our shareholders.”

In preparation for transferring operations to another carrier and in accordance with federal law requiring notice to eligible employees of a plant shutdown, Big Sky delivered notices to a number of employees indicating that it will cease its western operations on March 8, 2008.  Big Sky will continue to assess its ability to operate through the date on which another carrier assumes responsibility for the Montana essential air service routes.

MAIR also continues to play an active role in the resolution of the liquidating trust created by Mesaba Aviation’s bankruptcy plan of reorganization. MAIR expects that all distributions from the trust will be made during the first half of fiscal 2009.

MAIR ended the quarter with $33.6 million in cash on its balance sheet. MAIR expects to distribute to MAIR’s shareholders all cash in excess of that needed for Big Sky’s operations, along with any cash distributions that may be received from Mesaba’s liquidating trust. MAIR is currently reviewing the timing and method for this distribution.

QUARTERLY CONFERENCE CALL

MAIR will conduct a live webcast to discuss its second quarter results today, February 6, 2008 at 10:30 A.M. (central time). The webcast will be available through MAIR’s web site at www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR’s primary business unit is its regional airline subsidiary Big Sky Transportation Co. d/b/a Big Sky Airlines. MAIR is traded under the symbol MAIR on the NASDAQ National Market. More information about MAIR is available on the Internet at www.mairholdings.com.

Big Sky currently serves 10 communities in Montana with a fleet of 5 19-passenger Beechcraft 1900D aircraft. Big Sky is based in Billings, Montana and has a codeshare agreement with Northwest Airlines, where its services in the west are marketed jointly. Big Sky is a provider of air service under the Essential Air Service program administered by the U. S. Department of Transportation.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by MAIR. Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control. For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as updated in the Company’s Quarterly Report on Form 10-K for the quarter ended September 30, 2007.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Jon Austin – 612-839-5172
Investor Contact:	Paul Foley – 612-333-0021

MAIR Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2007	2006	2007	2006
OPERATING REVENUES:
Passenger	$6,971	$3,544	$18,054	$11,004
Essential Air Service and other	2,897	2,408	7,977	7,174
Total operating revenues	9,868	5,952	26,031	18,178
OPERATING EXPENSES:
Wages and benefits	4,245	2,842	11,978	8,148
Aircraft fuel	3,208	1,144	7,556	4,111
Aircraft maintenance	1,276	845	3,484	2,765
Aircraft rents	453	453	1,359	1,359
Landing fees	286	75	738	262
Insurance and taxes	316	319	984	1,678
Depreciation and amortization	663	176	1,252	535
Administrative and other	4,089	2,533	11,238	8,969
Impairment and other charges	10,962	—	10,962	—
Total operating expenses	25,498	8,387	49,551	27,827
Operating loss	(15,630)	(2,435)	(23,520)	(9,649)
NONOPERATING INCOME (EXPENSE):
Damage claim income from Mesaba Aviation, Inc.	—	—	9,429	—
Interest income and other	129	1,330	2,850	3,889
Interest expense	(68)	(16)	(440)	(50)
Other nonoperating income, net	61	1,314	11,839	3,839

Loss before benefit (provision) for income taxes	(15,569)	(1,121)	(11,681)	(5,810)

BENEFIT (PROVISION) FOR INCOME TAXES	340	(10)	421	(351)

NET LOSS	$(15,229)	$(1,131)	$(11,260)	$(6,161)

NET LOSS PER SHARE:
Loss per common share - basic	$(1.01)	$(0.05)	$(0.75)	$(0.30)
Loss per common share - diluted	$(1.01)	$(0.05)	$(0.75)	$(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	15,083	20,592	15,083	20,592
Diluted	15,083	20,592	15,083	20,592

MAIR Holdings, Inc

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	December 31	March 31
	2007	2007
Assets:
Cash and cash equivalents	$19,981	$28,593
Short-term investments	5,404	26,068
Other current assets	21,434	8,678
Net property and equipment	23,403	1,680
Long-term investments	9,127	11,357
Other assets, net	1,265	15,314
Total assets	$80,614	$91,690

Liabilities and Shareholders’ Equity:
Current liabilities	$22,734	$23,403
Other liabilities and deferred credits	1,238	1,081
Total liabilities and shareholders’ equity	$23,972	$24,484

Big Sky Airlines

Selected Operating Statistics

(unaudited)

	Three Months Ended
	December 31
			Favorable
	2007	2006	(Unfavorable)
Passengers	61,464	26,611	131.0%
Available seat miles (“ASM”) (000s)	31,689	20,149	57.3%
Revenue passenger miles (000s)	15,638	7,782	101.0%
Load factor	49.3%	38.6%	10.7	pts
Block hours flown	9,537	5,327	79.0%
Departures	8,385	5,244	59.9%
Revenue per ASM	$0.31	$0.30	5.4%
Cost per ASM	$0.45	$0.32	39.2%

	Nine Months Ended
	December 31
			Favorable
	2007	2006	(Unfavorable)
Passengers	161,259	86,879	85.6%
Available seat miles (000s)	83,229	64,490	29.1%
Revenue passenger miles (000s)	41,534	25,245	64.5%
Load factor	49.9%	39.1%	10.8	pts
Block hours flown	24,393	16,516	47.7%
Departures	22,404	16,926	32.4%
Revenue per ASM	$0.31	$0.28	11.0%
Cost per ASM	$0.42	$0.31	32.2%